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                                                                    EXHIBIT 99.1




         ANC RENTAL CORPORATION NAMES BILL PLAMONDON AS CHIEF EXECUTIVE
               OFFICER TO REPLACE RETIRING CEO LAWRENCE RAMAEKERS

         OCTOBER 9, 2002. FT LAUDERDALE, FL. - ANC Rental Corporation announced today that Lawrence Ramaekers, its Chief Executive Officer and President, has informed the company's board of directors that he intends to go back into retirement at the end of 2002. William Plamondon, currently ANC's Chief Restructuring Officer and a car rental industry veteran, has been named ANC's Chief Executive Officer and will work with Mr. Ramaekers, who will act as Chief Restructuring Officer through the end of this year, to ensure a smooth transition.

         "ANC has laid the foundation for a successful reorganization," Mr. Ramaekers said. "Given how far ANC has progressed, this is probably the most appropriate time for me to resume my long-awaited retirement without disrupting the restructuring effort."

         Bill Plamondon, who will begin serving as CEO immediately, thanked Mr. Ramaekers for turning ANC's business around. "Larry has set this business up for the future," Mr. Plamondon said. "Now our efforts must be focused on completing the restructuring and building a strong, profitable company. I am looking forward to working with our entire management team and our creditors in order to achieve these goals." Mr. Plamondon added, "We have been working closely and cooperatively with Lehman Brothers, our largest creditor, and other major creditors. They have conveyed their confidence in the new management team and their continuing support for our efforts to achieve a successful reorganization."

         Andrew Goldman, speaking for ANC's Creditors Committee said, "We look forward to continuing to work together with ANC on the road to a successful reorganization."

         Mr. Ramaekers, 65, a veteran turnaround specialist, joined ANC out of retirement in October 2001. Soon after ANC's chapter 11 filing in November 2001, Mr. Ramaekers was appointed ANC's President and Chief Operating Officer. In April 2002 Mr. Ramaekers was named the company's Chief Executive Officer.

         Bill Plamondon, 55, has been ANC's Chief Restructuring Officer since October 2001 and on the Board of Directors of ANC since June 2000. Mr. Plamondon founded R.I. Heller Company LLC, a management consulting firm, in April 1998, and served as its President and Chief Executive Officer. Mr. Plamondon has also served as President and Chief Executive Officer of First Merchants Acceptance Corporation, a national financing company, and as President of Budget Rent-A-Car. Mr. Plamondon worked at Budget Rent-A-Car from 1978 until 1997.

         ANC Rental Corporation, headquartered in Fort Lauderdale, is one of the world's largest car rental companies with annual revenue of approximately $3.2 billion. ANC, the parent company of Alamo Rent-a-Car and National Car Rental, has more than 3,000 locations in 69 countries. Its more than 17,000 global associates serve customers worldwide with an average daily fleet of more than 275,000 automobiles.

         CERTAIN STATEMENTS AND INFORMATION INCLUDED IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. ADDITIONAL DISCUSSION OF FACTORS THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM MANAGEMENT'S PROJECTION, FORECASTS, ESTIMATES AND EXPECTATIONS IS CONTAINED IN THE COMPANY'S SEC FILINGS.